Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-          ) pertaining to the Veralto Corporation 2023 Omnibus Incentive Plan, the Veralto Corporation Executive Deferred Incentive Plan, the Veralto Corporation Excess Contribution Program, the Veralto Corporation Deferred Compensation Plan, and the Veralto Corporation Retirement Savings Plan of our report dated March 31, 2023, with respect to the combined financial statements of the Environmental & Applied Solutions segment of Danaher Corporation included in its Registration Statement (Form 10), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia
September 29, 2023